Registration No. 333-41114

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------

                                  CONSECO, INC.
             (Exact name of registrant as specified in its charter)

                      Indiana                              35-1468632
           (State or other jurisdiction                 (I.R.S. Employee
        of incorporation or organization)            Identification Number)

                            11825 N. Pennsylvania St.
                              Carmel, Indiana 46032
                                 (317) 817-6100
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              John J. Sabl, Esquire
                                  Conseco, Inc.
                            11825 N. Pennsylvania St.
                              Carmel, Indiana 46032
                                 (317) 817-6100
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as defined below), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___ _____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

 ................................................................................

  The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                              Subject to Completion
                              Dated August 15, 2000
                                   Prospectus
                                  CONSECO, INC.

                               10,500,000 Warrants
                        10,500,000 Shares of Common Stock

         In a private transaction in June 2000, we issued Warrants to purchase our common stock to GE Capital Equity Investments, Limited. Under this prospectus, we are offering the shares of our common stock that holders of Warrants may purchase upon exercising the Warrants. In addition the holders of these Warrants who are listed inside may offer and sell their Warrants under this prospectus.

         Our common stock is quoted on the New York Stock Exchange and traded under the symbol "CNC."

         Investing in the Warrant or in our common stock involves certain risks which are described in the "Risk Factors" section beginning on page 5 of this prospectus.

                               ------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS
                                                                            Page
Prospectus Summary............................................................ 2
         The Company.......................................................... 2
         The Offering......................................................... 2
Risk Factors.................................................................  5
Use of Proceeds............................................................... 6
Selling Warrantholders........................................................ 6
Description of the Warrants................................................... 7
Description of Capital Stock..................................................11
Plan of Distribution..........................................................14
Legal Matters.................................................................15
Experts.......................................................................15
Where You Can Find More Information ..........................................15



               Note on forward-looking statements: All statements, trend analyses and other information contained in this prospectus, any prospectus supplement or any document incorporated into this prospectus by reference relative to markets for our products and trends in our operations or financial results, as well as other statements including words like "anticipate," "believe," "plan," "estimate," "expect," "intend," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. These factors include, among other things:

               . general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect, among other things, our ability to sell our products, make loans and access capital resources and the costs associated therewith, the market value of our investments, the lapse rate and profitability of our policies and the level of defaults and prepayments of loans we make;

               . our ability to achieve anticipated synergies and levels of operational efficiencies;

               . customer response to new products, distribution channels and marketing initiatives;

               . mortality, morbidity, usage of health care services and other factors which may affect the profitability of our insurance products;

               .   performance of our investments;

               . changes in the Federal income tax laws and regulations which may affect the relative tax advantages of some of our products;

               . increasing competition in the sale of insurance and annuities and in the finance business;

               . regulatory changes or actions, including those relating to regulation of financial services affecting, among other things, bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of insurance products, and health care regulation affecting our health insurance products;

               . the outcome of our efforts to sell assets and reduce, refinance, or modify indebtedness and the availability and cost of capital in connection with this process;

               . actions by rating agencies and the effects of past or future actions by these agencies on our business; and

               . the risk factors or uncertainties listed from time to time in any prospectus supplement or any document incorporated into this prospectus by reference.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, contained or incorporated by reference in this prospectus. In this prospectus, Conseco, Inc. may be referred to as "Conseco," "Company" or "we". You should read this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                                   The Company

         We are a financial services holding company. We conduct and manage our business through two operating segments, reflecting our major lines of business:
(1) insurance and fee-based operations and (2) finance operations. Our insurance subsidiaries develop, market and administer supplemental health insurance, annuity, individual life insurance, individual and group major medical insurance and other insurance products. Our finance subsidiaries make, purchase, sell and service consumer and commercial finance loans throughout the United States.

         Our principal executive offices are located at 11825 N. Pennsylvania Street, Carmel, Indiana 46032, and our telephone number is (317) 817-6100.


                                  The Offering

Securities Offered ......................... We are offering 10,500,000
                                             Warrants and 10,500,000 shares of
                                             our common stock issuable upon the
                                             exercise of the Warrants and any
                                             additional shares that become
                                             issuable pursuant to the
                                             anti-dilution provisions of the
                                             Warrants. No fractional shares of
                                             common stock will be issued upon
                                             exercise of the Warrants. Instead,
                                             at the time of exercise, the
                                             Company will pay to the holder of
                                             the Warrant an amount in cash equal
                                             to the current market value of any
                                             fractional share.

Expiration of Warrants ......................The Warrants are scheduled to expire on June 28, 2005.

Exercise of Warrants ........................The Warrants became exercisable on
                                             June 28, 2000. Each Warrant
                                             entitles its holder to purchase one
                                             share of our common stock at an
                                             exercise price of $5.75 per share.
                                             If certain events listed in the
                                             warrant agreement dated June 28,
                                             2000 occur, we may adjust the
                                             number of shares of common stock
                                             for which, and the price per share
                                             at which, a Warrant is exercisable.
                                             In lieu of payment of the exercise
                                             price, a holder of the Warrants may
                                             elect a net issue exercise in which
                                             the holder exchanges the Warrants
                                             for such number of shares of common
                                             stock as could be purchased with
                                             the difference between the current
                                             market price and the exercise price
                                             on the date of the exchange.

Listing or Quotation
of Common Stock..............................Our common stock is traded on the
                                             New York Stock Exchange under the
                                             symbol "CNC."

Registration ................................The warrant registration rights agreement, dated as of June 28,
                                             2000, requires us to register the
                                             Warrants and the common stock we
                                             will issue when Warrants are
                                             exercised. Under the terms of the
                                             warrant registration rights
                                             agreement, we must use our best
                                             efforts to keep this registration
                                             statement continuously effective as
                                             follows:

                                             Duration of effectiveness: as to
                                               the Warrants, until the transfer
                                               of the Warrants is no longer
                                               restricted as a result of the
                                               Warrants:

                                             - having been sold and distributed
                                             under this registration statement
                                             - having been sold under the resale
                                             provisions of Rule 144 of the
                                             Securities Act
                                             - being eligible to be resold
                                             pursuant to Rule 144(k) of the
                                             Securities Act or all the holder's
                                             Warrants may be resold in a single
                                             90 day period under Rule 144(e)(i)
                                             of the Securities Act and do not
                                             require qualification under any
                                             states securities laws, or
                                              - ceasing to be issued and
                                             outstanding for any reason

                                             as to the common stock issuable
                                             upon exercise of the Warrants,
                                             until the common stock has been
                                             issued under this registration
                                             statement or all Warrants have been
                                             exercised or expired.

                                             Suspensions of effectiveness may
                                             occur:

                                             - not more than one time during
                                             any consecutive 365-day period;

                                             - for no more than 90 consecutive
                                             days per suspension and

                                             - only in connection with a SEC
                                             order suspending the effectiveness
                                             of the registration statement, or
                                             our proceeding to amend or
                                             supplement the registration
                                             statement.

                                             No Public Market for the Warrants
                                             There is no public market for the
                                             Warrants and we do not intend to
                                             apply for listing of the Warrants
                                             on any securities exchange or on
                                             the New York Stock Exchange. We are
                                             applying for listing of the shares
                                             of common stock to be issued upon
                                             exercise of Warrants on the New
                                             York Stock Exchange.

                                             We cannot guarantee that a liquid
                                             market for the Warrants will
                                             develop. If an active market does
                                             not develop, the market price and
                                             liquidity of the Warrants may be
                                             adversely affected.

                                             Will Not List the Warrants.  We do
                                             not intend to apply for listing of
                                             the Warrants on any securities
                                             exchange or authorization for
                                             quotation of the Warrants on any
                                             quotation system.

                                RISK FACTORS

         Your investment in the Warrant or the common stock will involve certain risks. You should carefully consider the following discussion of risks, and the other information included or incorporated by reference in this prospectus, before deciding whether this investment is suitable for you.

Debt Maturities and Related Actions

         Conseco has debt and guarantees at the parent company level of approximately $1.4 billion which are expected to become due on or before September 30, 2000. Because of the time required to complete the sale of assets and other contemplated activities described in the paragraph which follows, extension of our bank credit facilities will be required if we are to meet our September debt maturities. We are currently in discussions with our bank lenders and management is optimistic appropriate extensions can be negotiated. However, there can be no assurance that these negotiations will be successful, or as to the amount, maturity, cost or terms associated with any such extension. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity of Conseco (parent company)" in our Form 10-Q for the period ended June 30, 2000.

         On July 27, 2000, we announced several courses of action with respect to Conseco Finance Corp., a wholly owned subsidiary of Conseco, as well as an asset disposition program with respect to certain non-strategic assets held at the parent company level, which are designed to allow us to reduce parent company debt over time. The contemplated actions with respect to Conseco Finance, include:

         o the sale, closing or runoff of five units (i.e., asset-based lending, vendor finance, bankcards, transportation and park construction);

         o    efforts to better utilize existing assets so as to increase cash;
              and

         o cost savings and restructuring of ongoing businesses such as the streamlining of the field force in the manufactured housing and home equity lending divisions.

         We believe these contemplated actions currently offer better opportunities than the previously announced plan to explore the sale of Conseco Finance and are designed to provide a business model which will result in positive cash flow at Conseco Finance. In addition, we plan to sell certain non-strategic assets, such as our investment in the wireless communication company, Tritel, Inc., our interest in the riverboat casino in Lawrenceberg, Indiana, and our subprime auto loan portfolio. We believe the sale of non-strategic assets and the actions contemplated at Conseco Finance will generate cash proceeds of approximately $2.0 billion over the next 12 to 15 months. We are already well underway with these actions, and have completed the sale of the bankcard business and our subprime auto loan portfolio, generating cash proceeds of over $300 million. However, no assurance can be provided as to the timing, proceeds, or other terms related to the possible disposition of assets, the timing or extent of the cost savings to be achieved, or the amount of the restructuring or other charges to be incurred with respect to these actions. Furthermore, the Company's ability to use cash generated from the actions being undertaken at Conseco Finance is substantially limited by restrictions in agreements with Lehman Brothers Holdings, Inc. and its affiliates (collectively, with its direct and indirect subsidiaries, referred to as "Lehman"). In connection with the negotiations with our banks relating to the extension of the maturity dates of our debt, we are also engaged in discussions with Lehman concerning a modification of these restrictions and are optimistic an acceptable modification can be obtained. However, there can be no assurance that these negotiations will be successful, or as to the terms of any such modification. See the note entitled "Changes in Corporate Notes Payable and Commercial Paper" in our Form 10-Q for the period ended June 30, 2000.

Recent Rating Actions

         Following several recent events described in the note to the consolidated financial statements entitled "Special Charges and Recent Events" in our Form 10-Q for the period ended June 30, 2000, rating agencies lowered their credit ratings on our public debt and the financial strength ratings of our insurance companies, and many of our ratings were placed on review as the agencies analyze the impact of the developing events. The recent rating actions are adversely affecting the marketing and persistency of our insurance products and other asset accumulation products. These ratings also make it difficult for us to issue additional securities in the public markets. We are not able to predict the extent to which these or possible additional ratings actions will further affect us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Premium and Asset Accumulation Product Collections" and " - Liquidity of Conseco (parent company)" in our Form 10-Q for the period ended June 30, 2000 for additional information.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Warrants. To the extent that any holder exercises Warrants and does not elect to pay the exercise price through cancellation of indebtedness of the Company or net issue exercise, we will receive the exercise price for the common stock we issue upon the exercise, which is $5.75 per share subject to adjustment as provided for in the Warrant agreement. We expect to use any proceeds we receive for general corporate purposes. However, we cannot guarantee that any Warrants will be exercised.

                              SELLING WARRANTHOLDER

         We issued the Warrants in June 2000 to the Selling Warrantholder, GE Capital Equity Investments, Limited. The Warrants were issued concurrently with the hiring of our new Chairman and Chief Executive Officer, Gary C. Wendt, as consideration for the waiver of certain noncompetition obligations Mr. Wendt owes to General Electric Company. As part of this transaction, we also entered into a registration rights agreement dated as of June 28, 2000, with General Electric Company. The Selling Warrantholder is an indirect subsidiary of General Electric Company.

         The Selling Warrantholder does not have, nor has it had within the past three years, any material relationship with us or any of our predecessors or affiliates.

         The Selling Warrantholder may offer from time to time Warrants owned by it representing 10,500,000 shares of our common stock issuable upon the exercise of the Warrants. Such number of shares of common stock represents approximately 3% of our outstanding common stock on a diluted basis as of June 28, 2000.

                           DESCRIPTION OF THE WARRANTS

         The Warrants were issued as of June 28, 2000 in a private transaction that was not subject to the registration requirements of the Securities Act. The following summary of certain provisions of the Warrants does not purport to be complete and is qualified in its entirety by reference to the Warrants, including the definitions of certain terms in the Warrants.

Exercise Price: $5.75 per Share of Common Stock

         Each Warrant, when exercised by its holder, will entitle the holder to receive one fully paid and non-assessable share of our common stock at an exercise price of $5.75 per share, subject to adjustment. The exercise price and the number of shares of common stock issuable upon exercise of a Warrant are both subject to adjustment as described later in this section.

Expiration Date: June 28, 2005

         The Warrants became exercisable on June 28, 2000. Unless exercised, the Warrants will expire on June 28, 2005. The Warrants entitle the holders of the Warrants to purchase, in the aggregate, approximately 3% of our outstanding common stock on a diluted basis as of the date of issuance of the Warrants, after giving effect to the exercise of all in-the-money outstanding options and rights we have issued. If in connection with the exercise of a Warrant regulatory approval is required, including expiration of any applicable waiting period, then the expiration date will be extended while any such regulatory approval or waiting period is pending. The expiration date will be extended by the total number of days during which a suspension notice, regarding the effectiveness of this registration statement, is outstanding throughout the exercise period.

Exercise and Payment Procedures

         Holders may exercise the Warrants by surrendering the Warrant certificates to us evidencing the Warrants to be exercised along with the accompanying form of election to purchase, properly completed and executed, and the payment of the exercise price. Holders may choose to pay the exercise price in the form of cash, check payable to the order of the Company, wire transfer, cancellation of indebtedness of the Company to the holder or by surrender of additional Warrants. Upon surrender of the Warrant certificate and payment of the exercise price, we will deliver or cause to be delivered, to or upon the written order of the holder, stock certificates representing the number of whole shares of common stock or other securities or property to which such holder is entitled under the Warrants. We will also deliver, if applicable, any cash payment to adjust for fractional shares of common stock issuable upon the exercise. If less than all of the Warrants evidenced by a Warrant certificate are exercised, we will issue a new Warrant certificate.

Fractional Shares Will Not Be Issued

         We will not issue any fractional shares of common stock upon exercise of the Warrants. When the holder exercises the Warrant, we will pay to the holder an amount in cash equal to the current market value of the fractional share.

Warrant Holders Do Not Have Common Stockholder Rights

         The holders of the Warrants will have no right to vote on matters we submit to our stockholders and will have no right to receive ordinary dividends.

We Must Keep This Registration Statement Effective

         The warrant registration rights agreement, dated as of June 28, 2000, requires us to use our best efforts to keep the registration statement, of which this prospectus is a part, continuously effective until the Warrants expire or, if earlier, all of the Warrants and common stock we issue upon exercise of Warrants cease to be "Registrable Securities." A Warrant ceases to be "Registrable Securities" when such Warrant:

               has been effectively registered under the Securities Act and sold and distributed in accordance with the registration statement covering it;

               is sold in satisfaction of all applicable resale provisions of
                  Rule 144 under the Securities Act;

               may be resold pursuant to Rule 144(k) under the Securities Act
                  (or any successor provision) or all the holder's Warrants may be resold in a single 90 day period under 144(e)(i) of the Securities Act and do not require qualification under any state securities or "blue sky" laws, in each case, the Company has removed any restrictive legend on the Warrants; or

               ceases to be issued and outstanding for any reason.


         The shares of common stock issuable upon exercise of the Warrants cease to be "Registrable Securities" when they have been issued pursuant to this registration statement.

         During any consecutive 365-day period, we are entitled to suspend the effectiveness of this registration statement on one occasion for a period of not more than 90 consecutive days if:

               the SEC issues a stop order suspending the effectiveness of the registration statement;

               any state securities commission suspends the qualification of the Warrants for sale in any jurisdiction; or

               there exists any fact or any event happens that makes any
                  statement of a material fact in the registration statement or prospectus inaccurate or requires the making of any additions or changes to the prospectus in order to make the statements therein, in the light of the circumstance in which they were made, not misleading.

The Exercise Price is Subject to Adjustment

         The exercise price and number of shares of common stock that can be purchased by exercising Warrants will be subject to adjustment in certain events, including:

               the payment by the Company of dividends, or other distributions, on common stock payable in common stock;

               the subdivision, split, combination or reclassification of common stock;

               the distribution to all holders of common stock of any of our assets including cash, debt securities, property or any rights or warrants to purchase any such securities (excluding distributions of common stock referred to in the bullet points above and ordinary dividends with a per share value of not more than 20% of the Company's net income for the immediately preceding fiscal year);

               the repurchase of any shares of common stock at a price greater than the "current market price" (as defined below) at the date of determination;

               the issuance of additional shares of common stock at less than the "current market price" per share of common stock (excluding certain "permitted issuances" (as defined below) and securities issued in transactions referred to in the first three bullet points above);

               the issuance of securities convertible into or exchangeable for common stock for a conversion or exchange price plus consideration received upon issuance less than the then "current market price" per share of common stock (excluding certain "permitted issuances" and securities issued in transactions referred to in the bullet points above); and

               certain other events that could have the effect of depriving holders of Warrants of the benefit of all or a portion of the purchase rights evidenced by the Warrants.

     "Current market price" means, so long as the common stock is listed on the New York Stock Exchange, the volume weighted average of the daily market prices over 20 consecutive trading days commencing 30 days immediately before such date of determination. If there is no public market for the common stock, then its current market price is determined by its fair market value as described in the warrant agreement.

     "Permitted issuances" includes (a) the issuance by us after June 21, 2000 of options or restricted stock to existing and future employees and directors of the Company for up to 30,000,000 shares of common stock, provided that no more than 18,200,000 of such shares or options shall have an issue or exercise price that is lower than the "fair market value" of the common stock (as defined for purposes of ss. 422 of the Internal Revenue Code as of the date of issuance),
(b) the issuance of up to an aggregate of 79,808,413 shares of common stock upon conversion of our outstanding convertible securities as of June 21, 2000; and
(c) any issuance of common stock or convertible securities in connection with either a bona fide financing at a price not more than 1% below the price of the common stock at the pricing date, or with an arms-length acquisition by the Company of control over another company.

     In case of certain "organic changes" (as defined below) to the Company each Warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such organic change had the Warrants been exercised immediately prior to the organic change. In addition, the person formed by or surviving any such organic change (if other than the Company), or to which such sale shall have been made, will assume our obligations under the Warrants.

     "Organic change" means (a) any sale, lease, exchange or other transfer of all or substantially all of our property, assets or business, (b) our liquidation, dissolution or winding up, (c) any merger or consolidation to which we are a party if holders of our voting securities immediately prior thereto own less than 60% of the outstanding voting securities of the surviving entity or do not have the ability to elect a majority of the board of the surviving entity, or (d) any person or group of persons shall either beneficially own 50% or more of our voting securities then outstanding or have the ability to elect a majority of members of the board of directors of the surviving entity.

We Have Reserved Sufficient Shares

     We have authorized and reserved for issuance the number of shares of common stock that will be issuable upon the exercise of all outstanding Warrants. These shares of common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all restrictions on transfer, taxes, liens, charges and security interests.

We and All Holders May Amend the Warrants

     We must obtain the written consent of each holder of the Warrant to amend the Warrants.

                          DESCRIPTION OF CAPITAL STOCK


         Our authorized capital stock was 1,020,000,000 shares as of July 31, 2000, consisting of:

               20,000,000 shares of preferred stock, of which 2,637,008 were outstanding; and

               1,000,000,000 shares of common stock, of which 325,292,186 shares were outstanding.


         Dividends. Holders of common stock are entitled to receive dividends and other distributions in cash, stock or property, when, as and if declared by the board of directors out of our assets or funds legally available for payment of dividends or other distributions and will share equally on a per share basis in all dividends and other distributions, subject to the rights of holders of preferred stock.

         Voting Rights. At every meeting of shareholders, every holder of common stock is entitled to one vote per share. Subject to any voting rights which may be granted to holders of preferred stock, any action submitted to shareholders is approved if the number of votes cast in favor of the action exceeds the number of votes against, except where other provision is made by law and subject to applicable quorum requirements.

         Liquidation Rights. If there is any liquidation dissolution or winding-up of Conseco, whether voluntary or involuntary, the holders of common stock are entitled to share equally in the assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of preferred stock then outstanding.

         The holders of common stock have no preemptive rights, cumulative voting rights, subscription rights, or conversion rights and the common stock may not be redeemed. The transfer agent and registrar for the common stock is First Union National Bank. The common stock is traded on the New York Stock Exchange under the symbol "CNC". All shares of common stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

Preferred Stock

         The board of directors may issue preferred stock in one or more series and may fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions on the preferred stock, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and may fix the number of shares to be included in any such series. Any preferred stock may rank senior to the common stock for the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any shares of preferred stock may have class or series voting rights. As of July 31, 2000, we had 2,637,008 shares of preferred stock outstanding. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. The board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control of the Company or to make the removal of management more difficult. In certain circumstances, this could have the effect of decreasing the market price of the common stock.

Certain Provisions of the Company's Certificate of Incorporation and Bylaws

         Some provisions of our articles of incorporation and bylaws may make it more difficult to effect a change in control if our board of directors determines that the change in control would not be in the best interests of our shareholders. It could be argued, contrary to the belief of our board of directors, that these provisions are not in the best interests of the shareholders to the extent that they will have the effect of tending to discourage possible takeover bids, which might be at prices that are higher than the recent market prices for our common stock. The most important of those provisions are described below.

         Our articles of incorporation authorize the establishment in the bylaws of a classified board of directors. The bylaws, in turn, provide that the directors serve staggered three-year terms, with the member of only one class being elected in any year.

         A classified board of directors may increase the difficulty of removing incumbent directors, providing the directors with enhanced ability to retain their positions. A classified board of directors may also make it more difficult for a third party to acquire control of Conseco by means of a proxy contest. In addition, the classification may make it more difficult to replace a majority of directors for business reasons unrelated to a change in control.

         Our articles of incorporation provide the holders of our voting stock will not be entitled to vote on some business transactions, defined to include, among other things, some mergers, consolidations, sales, leases, transfers or other dispositions of a substantial part of our assets, with related persons, including persons beneficially owning more than 10% of our outstanding voting stock, nor may the business combination transactions be effected, unless:

               the relevant business combination has been approved by two-thirds of the continuing directors; or

               the aggregate amount of the cash and the fair value of any consideration other than cash to be received by any holder of our common stock or preferred stock in the business combination for each share of common stock or preferred stock will be at least equal to the highest per share price paid by the related person to acquire any shares of common stock or preferred stock, as the case may be, beneficially owned by the related person.

         As discussed above, our preferred stock may be issued from time to time in one or more series with the rights, preferences, limitations and restrictions that may be determined by the board of directors. The issuance of preferred stock could be used, under some circumstances, as a method of delaying or preventing a change of control of Conseco and could have a detrimental effect on the rights of holders of common stock, including loss of voting control.

         The provisions of our articles of incorporation regarding the classified board of directors and business combination transactions may be amended only with the affirmative approval of holders of at least 80% of our outstanding voting stock.

         Our by-laws may be amended by majority vote of the board of directors.

Provisions of Corporate and Insurance Laws

         In addition to our articles of incorporation and bylaws, some provisions of Indiana law may delay, deter or prevent a merger, tender offer or other takeover attempt of the Company.

         Under the Indiana Business Corporation Law, a director may, in considering the best interests of a corporation, consider the effects of any action on shareholders, employees, suppliers and customers of the corporation, on communities in which offices or other facilities of the corporation are located, and any other factors the director considers pertinent.

         The Indiana Business Corporation Law provides that no business combination, defined to include some mergers, sales of assets, sales of 5% or more of outstanding stock, loans, recapitalizations or liquidations or dissolutions, involving a corporation and an interested shareholder, defined to include any holder of 10% or more of the corporation's voting stock, may be entered into unless it has been approved by the board of directors of the corporation or:

               five years have expired since the acquisition of shares of the corporation by the interested shareholder;

               all requirements of the corporation's articles of incorporation relating to business combinations have been satisfied; and

               either (1) a majority of shareholders of the corporation,
                  excluding the interested shareholder, approve the business combination or (2) all shareholders are paid fair value for their stock, as defined in the statute.

However, this law does not restrict any offer to purchase all of a corporation's shares.

         The Indiana Business Corporation Law also provides that when a target corporation, incorporated in Indiana and having its principal place of business, principal office or substantial assets in Indiana, like the Company, has a specified threshold of ownership by Indiana residents, any acquisition which, together with its previous holdings, gives the acquiror at least 20% of the target's voting stock triggers a shareholder approval mechanism. If the acquiror files a statutorily required disclosure statement, the target's management has 50 days within which to hold a special meeting of shareholders at which all disinterested shareholders of the target not affiliated with the acquiror or any officer or inside director of the target consider and vote upon whether the acquiror will have voting rights for the shares of the target held by it. Without shareholder approval, the shares acquired by the acquiror have no voting rights. If the acquiror fails to file the statutorily required disclosure statement, the target can redeem the acquiror's shares at a price to be determined according to procedures devised by the target. These provisions of the Indiana Business Corporation Law apply to Indiana corporations, unless the corporation has elected otherwise, which we have not done, in its articles of incorporation or bylaws.

         In addition, the insurance laws and regulations of the jurisdictions in which we or our insurance subsidiaries do business may impede or delay a business combination involving us. State insurance holding company laws and regulations applicable to us generally provide that no person may acquire control of a company, and thus indirect control of its insurance subsidiaries, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10% or more of the common stock would be presumed to have acquired control, unless the appropriate insurance regulatory authorities upon advance application determine otherwise.

                              PLAN OF DISTRIBUTION

Distribution of Warrants

         The Selling Warrantholder may, from time to time, sell the Warrants to purchasers directly. Alternatively, the Selling Warrantholder may, from time to time, offer to sell the Warrants to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Warrantholder or the purchasers of Warrants. The Selling Warrantholder and any underwriters, broker-dealers or agents that participate in the distribution of the Warrants may be deemed to be "underwriters" within the meaning of the Securities Act. Any profit on the sale of Warrants by them, and any discounts, commissions, concessions or other compensation received by any of them, may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Holder may offer and sell the Warrants under this prospectus from time to time in one or more transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Warrantholder will determine these prices either alone or by agreement with underwriters and dealers who may receive fees or commissions in connection with sales. The Selling Warrantholder may use any of the following methods when selling Warrants, which may involve crosses or block transactions:

               sales on any national securities exchange or quotation service on which the Warrants may be listed or quoted at the time of sale;

               sales in the over-the-counter market;

               transactions otherwise than on such exchanges or in the
                  over-the-counter market; or

               sales through the writing of options.

         If required, a prospectus supplement will be distributed at the time a particular offering of Warrants is made. The supplement will set forth the aggregate amount and type of Warrants offered and the terms of the offering. Terms listed may include the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Warrantholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Distribution of Common Stock

         We are offering our common stock to the Selling Warrantholder in connection with the exercise of the Warrants. The Selling Warrantholder has no obligation to, and we do not intend that the Selling Warrantholder will, use this prospectus in connection with resales of this common stock.

We Will List the Common Stock But Not the Warrants on NYSE

         Our outstanding common stock is listed on the New York Stock Exchange, and we are applying for listing of the shares of common stock to be issued upon exercise of Warrants on the New York Stock Exchange. We do not intend to apply for listing of the Warrants on any securities exchange or authorization for quotation of the Warrants on any quotation system. We cannot guarantee that any liquid trading market will develop for the Warrants.

We Will Register the Warrants and Common Stock

         We filed the registration statement, of which this prospectus forms a part, with the Commission, as required pursuant to the terms of a warrant registration rights agreement, dated as of June 28, 2000 among the Company and General Electric Company of the 10,500,000 Warrants and underlying common stock. See "Description of Warrants -- We Must Keep This Registration Statement Effective."

         The warrant registration rights agreement provides that we will pay expenses associated with the registration of the Warrants and the common stock issued upon exercise of the Warrants, including, but not limited to, SEC filing fees and transfer taxes, if any. We have agreed with holders of Warrants and common stock acquired upon exercise of Warrants to indemnify each other against certain liabilities, including certain liabilities arising under the Securities Act.

                                  LEGAL MATTERS

     Certain legal matters with respect to the Warrants and shares of common stock offered by this prospectus will be passed upon for the Company by John J. Sabl, our Executive Vice President and General Counsel. Mr. Sabl is a full-time employee and owns 90,000 shares and holds options to purchase 450,000 shares of our common stock.

                                     EXPERTS

     The consolidated financial statements of Conseco at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, which are incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon, which as to the year 1997, insofar as the financial statements relate to Conseco Finance Corp. (formerly Green Tree Financial Corporation), is based on the report of KPMG LLP, independent auditors. The financial statements referred to above are incorporated herein by reference in reliance upon these reports given upon the authority of the firms as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     We have filed with the SEC a registration statement under the Securities Act of 1933 to register the securities offered by this prospectus. This prospectus constitutes only part of the registration statement and does not contain all of the information in the registration statement and its exhibits because parts of the registration statement are allowed to be omitted by SEC rules. Statements in this prospectus or in any prospectus supplement about documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summary statements and may not contain all the information that may be important to you. For further information about Conseco and the securities offered under this prospectus, you should read the registration statement, including its exhibits and the documents incorporation into it by reference.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered under this prospectus.

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

     3. Current Reports on Form 8-K dated February 7, 2000, March 31, 2000 and July 10, 2000; and

     4. The description of our common stock in the registration statements filed by us with the SEC and any amendment or report filed for the purpose of updating the description.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address;

     Tammy M. Hill, Senior Vice President, Investor Relations
     Conseco, Inc.
     11825 N. Pennsylvania Street
     Carmel, Indiana 46032
     Telephone:  (317) 817-2893

     No person has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offering of the Warrants and the common stock issuable upon the exercise of Warrants. If information or representations are given or made you must not rely on it as if we authorized it. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference herein is correct as of any time subsequent to its date or that there has been no change in the affairs of the Company since such date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which such offer or solicitation is not permitted, or to anyone whom it is unlawful to make such offer or solicitation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following are the estimated expenses (other than underwriting discounts and commissions) of the issuance and distribution of the securities being registered to be paid by the Company.

       SEC registration fee..............................................$15,939
       Legal fees and expenses............................................25,000
       Accounting fees and expenses.......................................10,000
       Transfer agent fees................................................ 1,000
       Listing fees.......................................................21,450
       Miscellaneous...................................................... 6,611
                                                                         -------

       Total.............................................................$80,000
                                                                         =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Indiana Business Corporation Law grants authorization to Indiana corporations to indemnify officers and directors for their conduct if such conduct was in good faith and was in the corporation's best interests or, in the case of directors, was not opposed to such best interests, and permits the purchase of insurance in this regard. In addition, the shareholders of a corporation may approve the inclusion of other or additional indemnification provisions in the articles of incorporation and by-laws.

     The Company's By-laws provide for the indemnification of any person made a party to any action, suit or proceeding by reason of the fact that he is a director, officer or employee of the Company, if (a) such person is wholly successful with respect to such action, suit or proceeding or (b) if such person is determined to have acted in good faith, in what he or she reasonably believed to be the best interests of the Company or at least not opposed to its best interests and, in addition, with respect to any criminal claim, is determined to have had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. Such indemnification shall be against the reasonable expenses, including attorneys' fees, incurred by such person in connection with the defense of such action, suit or proceeding and amounts paid in settlement. If such person was not wholly successful, the determination of entitlement to indemnification shall be made by one of the following methods, such method to be selected by the board of directors: (a) by the board of directors by a majority vote of a quorum consisting of directors who are not and have not been parties to the claim; (b) by the majority vote of a committee duly designated by the board of directors, consisting solely of two or more directors who are not and have not been parties to the claim; and (c) by special legal counsel.

     The above discussion of Company's By-laws and the Indiana Business Corporation law is not intended to be exhaustive and is qualified in its entirety by such By-laws and the Indiana Business Corporation Law.

We have purchased director and officer liability insurance which would provide coverage against certain liabilities, including liabilities under the securities laws.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits

4     Warrant agreement dated June 28, 2000. *

5     Opinion of John J. Sabl, Executive Vice President and General Counsel.

10.1  Registration rights agreement dated June 28, 2000. *

23.1 Consent of PricewaterhouseCoopers LLP, independent public accountants, with respect to the financial statements of Conseco, Inc.

23.2 Consent of KPMG LLP, independent public accountants, with respect to the financial statements of Conseco Finance Corp. (formerly Green Tree Financial Corporation).

23.3 Consent of John J. Sabl, Executive Vice President and General Counsel (to be included in Exhibit 5 to this registration statement).

24 Powers of Attorney of directors and officers of the Company (included in the signature page of the initial filing). *

------
*Filed previously.

ITEM 17. UNDERTAKINGS.

(a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (i) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (ii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs
               (a)(1)(i) and (a)(1)(ii) do not
               apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carmel, State of Indiana, on the 15th day of August, 2000.

                                     CONSECO, INC.

                                 By: /s/ Thomas J. Kilian
                                     ------------------------------------------
                                     Name:  Thomas J. Kilian
                                     Title: President

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



Signature                             Title                                                   Date
---------                             -----                                                   ----

    *                                 Director, Chairman of the Board                         August 15, 2000
-----------------------------         and Chief Executive Officer
Gary C. Wendt                         (Principal Executive Officer)



    *                                 Senior Vice President, Chief                            August 15, 2000
-----------------------------         Accounting Officer and Treasurer
James S. Adams                        (Principal Accounting Officer)



    *
-----------------------------         Director                                                August 15, 2000
Lawrence M. Coss



    *
-----------------------------         Director                                                August 15, 2000
Ngaire E. Cuneo



    *
-----------------------------         Director                                                August 15, 2000
David R. Decatur



    *
-----------------------------         Director                                                August 15, 2000
Donald F. Gongaware



/s/ Thomas M. Hagerty
-----------------------------         Director and Chief Financial Officer                    August 15, 2000
Thomas M. Hagerty                     (Principal Financial Officer)



    *
-----------------------------         Director                                                August 15, 2000
David V. Harkins



    *
-----------------------------         Director                                                August 15, 2000
M. Phil Hathaway



                                      II-6


    *
-----------------------------         Director                                                August 15, 2000
James D. Massey



    *
-----------------------------         Director                                                August 15, 2000
Dennis E. Murray, Sr.



    *
-----------------------------         Director                                                August 15, 2000
John M. Mutz



    *
-----------------------------         Director                                                August 15, 2000
Robert S. Nickoloff



* By: /s/ Karl W. Kindig
      -----------------------         Attorney-in-fact                                        August 15, 2000
      Karl W. Kindig





                                      II-7